Exhibit 10.2

Northrop Grumman Corporation 1840 Century Park East Los Angeles, California 90067-2199
December 16, 2009
Mr. Wesley G. Bush
President and Chief Operating Officer
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067
Re: Compensation Effective January 1, 2010
Dear Wes:
In connection with your election to the position of Chief Executive Officer and President of Northrop Grumman Corporation (“Northrop”) effective January 1, 2010, we have had discussions regarding your compensation. This letter confirms those discussions and sets forth our agreement regarding your compensation for your employment with Northrop effective January 1, 2010.
Your annualized base salary rate will be $1,350,000, subject to tax withholding and other authorized deductions, effective January 1, 2010. Your target annual cash incentive award for 2010 under Northrop’s 2002 Incentive Compensation Plan will equal 150% of your base salary for the year.
At the time that Northrop makes its equity incentive awards for 2010 (which is scheduled to occur in February 2010), you will receive an award of Northrop stock options and restricted performance stock rights (RPSRs) with an aggregate value on the grant date equal to $8.5 million, provided that you are still employed by Northrop at that time. The aggregate grant date value will be allocated between options and RPSRs. Northrop will determine the specific number of shares subject to each award based on its customary methodology used in determining equity award grant-date value (applying the actual stock price and other assumptions applicable to the February 2010 awards). The options and RPSRs will be subject to the standard Northrop terms and conditions applicable to its 2010 equity incentive award grants.
You earlier entered into a January 2010 Special Agreement with Northrop which provides benefits in the event of a change in control of Northrop. You agree that this January 2010 Special Agreement is hereby terminated and that you will have no benefit under this agreement. Your January 2009 Special Agreement that you and Northrop entered into will continue in effect in accordance with its terms through December 31, 2009, at which point it will terminate and you will have no benefit under that agreement. You also acknowledge and agree that you will no longer be covered by, or eligible for any benefits under, Northrop’s Severance Plan for Elected and Appointed Officers or under any other severance plan, program or policy of Northrop.

You agree that, effective January 1, 2010, you hereby relinquish all rights you have under the CPC Supplemental Executive Retirement Program (the “CPC SERP”), including any benefits already accrued under that plan.
You also agree that as of January 1, 2010, you will participate in the Officers Supplemental Executive Retirement Program (the “OSERP”), the plan available to other elected and appointed officers. You will be subject to the terms of the OSERP in the same manner as other OSERP participants. You will receive credit for your CPC years of service under the OSERP instead of the CPC SERP. You will also receive credit under the OSERP for your service prior to your CPC years of service in accordance with the terms of the OSERP. Under the current OSERP provisions, based on your service to date you will accrue benefits at the rate of 1% of your final average salary for each year of service (reduced by payments from other specified plans). Further, if you are involuntarily terminated without cause and you have attained age 53 and completed 10 years of service, or have accumulated 75 points (age + years of service as defined in the OSERP) as of the date of termination, you will vest in your OSERP benefits. Your years of service and points for this purpose will be determined in accordance with the OSERP and any benefits that vest upon such a termination will be subject to section 409A of the Internal Revenue Code. This vesting is the only severance-type benefit to which you would be entitled under the OSERP.
You acknowledge and agree that you will not participate in or be entitled to any benefits under the Northrop Supplemental Retirement Income Program for Senior Executives (the “SRI”). Northrop has closed the SRI to new participants.
You further acknowledge and agree that you are not covered by any employment agreement with Northrop. This letter sets forth our entire agreement regarding these matters, and supersedes all of our prior agreements regarding your compensation and benefits. Of course, except as otherwise provided in this letter, you will continue to be eligible to participate in the other Northrop benefit plans in which you currently participate in accordance with the terms and conditions of those plans as they are in effect from time to time. This letter does not create any rights to future employment, does not limit our discretion to set or adjust your compensation in the future, and does not otherwise modify the “at will” nature of your employment.
If this letter accurately sets forth your agreement with Northrop with respect to the foregoing matters, please sign and date this letter below and return it to me.
Lewis W. Coleman
Lead Independent Director
Accepted and Agreed:

Wesley G. Bush
Dated:

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